Execution

Exhibit 10.1

SERIES E SHARE SUBSCRIPTION AGREEMENT

OPTIMIX MEDIA ASIA LIMITED

TABLE OF CONTENTS

1.	Definitions		1

2.	Subscription and Issuance of Purchased Shares		9

	2.1.	Subscription and Issuance of the Purchased Shares	9
	2.2.	Closing	10

3.	Representations and Warranties of the Warrantors		10

	3.1.	Organization, Good Standing and Qualification	10
	3.2.	Capitalization and Voting Rights	11
	3.3.	Corporate Structure; Subsidiaries	12
	3.4.	Authorization	12
	3.5.	Valid Issuance of Purchased Shares	13
	3.6.	Governmental Consents	13
	3.7.	Offering	13
	3.8.	Certain Regulatory Matters	13
	3.9.	Tax Matters	14
	3.10.	Charter Documents; Books and Records	15
	3.11.	Financial Statements	15
	3.12.	Changes	15
	3.13.	Actions and Governmental Orders	16
	3.14.	Liabilities	17
	3.15.	Commitments	17
	3.16.	Compliance with Laws and Governmental Orders	17
	3.17.	Title; Properties; Permits	19
	3.18.	Compliance with Other Instruments	20
	3.19.	Related Party Transactions	20
	3.20.	Intellectual Property Rights	20
	3.21.	Labor and Employment Matters	22
	3.22.	Employee Benefits	22
	3.23.	Suppliers	23
	3.24.	No Brokers	23
	3.25.	Disclosure	23

4.	Representations and Warranties of the Investor		23

	4.1.	Authorization	24
	4.2.	Purchase for Own Account	24
	4.3.	Status of Investor	24
	4.4.	Restricted Securities	24
	4.5.	No Conflicts; Consents	24
	4.6.	Actions and Government Orders	24

5.	Conditions of the Investor’s Obligations at the Closing		25

	5.1.	Representations and Warranties	25
	5.2.	Performance	25
	5.3.	Authorizations	25
	5.4.	Proceedings and Documents	25
	5.5.	Execution of the other Transaction Documents	26
	5.6.	Closing Certificate	26
	5.7.	Business Conditions	26
	5.8.	Non-Compete Agreement	26
	5.9.	Due Diligence	26
	5.10.	Legal Opinion	26
	5.11.	Waiver Letter	27

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6.	Conditions of the Company’s Obligations at the Closing		27

	6.1.	Representations and Warranties	27
	6.2.	Performance	27
	6.3.	Execution of the other Transaction Documents	27

7.	Covenants and Other Agreements		27

	7.1.	Use of proceeds	27
	7.2.	Notice of Certain Events	28
	7.3.	Reservation of Ordinary Shares	28
	7.4.	Preservation of Redemption Right	28
	7.5.	Compliance with Applicable Laws	28
	7.6.	Efforts to Consummate	29
	7.7.	Other PRC related covenants	29
	7.8.	IP Covenant	30
	7.9.	Other HK related covenants	30

8.	Termination		30

	8.1.	Effective Date; Termination	30
	8.2.	Events of Termination	30
	8.3.	Effect of Termination	31

9.	Miscellaneous.		31

	9.1.	Further Assurances	31
	9.2.	Successors and Assigns	31
	9.3.	Governing Law	31
	9.4.	Dispute Resolution	31
	9.5.	Notices	32
	9.6.	Indemnity	33
	9.7.	Limitations and Other Matters Relating to Indemnification	34
	9.8.	Confidentiality	34
	9.9.	Publicity	34
	9.10.	Rights Cumulative	35
	9.11.	Fees and Expenses	35
	9.12.	Severability	35
	9.13.	Amendments and Waivers	35
	9.14.	No Waiver	35
	9.15.	Delays or Omissions	35
	9.16.	No Presumption	36
	9.17.	Headings and Subtitles; Interpretation	36
	9.18.	Counterparts	36
	9.19.	Entire Agreement	36

Schedule A [RESERVED]

Schedule B -1 PARTICULARS OF GROUP COMPANIES

Schedule B -2 SENIOR MANAGEMENT TEAM

Schedule C DISCLOSURE SCHEDULE

Schedule D FORM OF AMENDED AND RESTATED MEMORANDUM AND ARTICLES

Schedule E FORM OF AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AGREEMENT

Schedule F FORM OF AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Schedule G FORM OF DEEDS OF GUARANTEE

Schedule H FORM OF non-compete agreement

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SERIES E SHARE SUBSCRIPTION AGREEMENT

THIS SERIES E SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into as of December 19, 2016, by and among Optimix Media Asia Limited, a company duly incorporated and existing under the Laws of the Cayman Islands (the “Company”), Mr. Hsieh, Wing Hong Sammy, a Hong Kong S.A.R. citizen whose ID No. is K096776(9) (“Founder 1”), Mr. Ng, Yau Ping, a Hong Kong S.A.R. citizen whose ID No. is V029871(9) (“Founder 2” and, together with Founder 1, the “Founders”, and each, a “Founder”), and Shenwan Hongyuan Goldspring Fund I, (the “Investor”, together with the Company and the Founders, the “Parties”, and each, a “Party”).

RECITALS

A. Conditioned upon the satisfaction of all applicable conditions set forth herein, the Investor wishes to subscribe for certain number of Series E Preference Shares (as defined below) of the Company, and the Company wishes to issue such number of Series E Preference Shares to the Investor upon payment of the Subscription Price (as defined below) at the Closing, on the terms and conditions set forth in this Agreement.

B. The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.	Definitions

The following terms shall have the meanings ascribed to them below:

“Action” means any notice, charge, claim, action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at Law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Amended and Restated Memorandum and Articles” means the seventh amended and restated memorandum and articles of association of the Company to be adopted pursuant to the terms of this Agreement, the agreed form of which is attached hereto in Schedule D.

“Amended and Restated Right of First Refusal Agreement” means the third amended and restated right of first refusal agreement to be entered into pursuant to the terms of this Agreement, the agreed form of which is attached hereto in Schedule E.

“Amended and Restated Shareholders Agreement” means the fourth amended and restated shareholders agreement to be entered into pursuant to the terms of this Agreement, the agreed form of which is attached hereto in Schedule F.

“Announcement 7” means the “Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (Public Notice [2015] No.7)” issued by the State Administration of Taxation of the People’s Republic of China , effective as of February 3, 2015 (including subsequent amending provisions, if any).

“Approval” means any approval, authorization, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

“Arbitration Notice” has the meaning set forth in Section 9.4(ii) hereof.

“Audited Financial Statements” has the meaning set forth in Section 3.11 hereof.

“Beijing OptAim” means Beijing Zhiyunzhong Internet Technology Limited , a company incorporated and existing under the Laws of the PRC.

“Benefit Plan” means any employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employment compensation agreement or any other plan established or maintained by any Group Company (or any predecessor or Affiliate of a Group Company) which provides or provided benefits for any employee of any Group Company or with respect to which contributions are or have been made by any Group Company on account of an employee of any Group Company.

“Bridge Loan” means the loan provided by Harmony Way International Limited to the Company, with a principal amount of US$10,000,000 pursuant to a loan agreement by and between Harmony Way International Limited and the Company dated November 4, 2016.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means a day (excluding Saturday, Sunday or public holiday) on which commercial banks in the British Virgin Islands, Cayman Islands, Hong Kong S.A.R. and PRC are open for business to the general public.

“Buzzinate” means Buzzinate Company Limited, a company incorporated in Hong Kong with registered number 1323609, whose registered office is at Room 1501, 15/F, SPA Centre, 53-55 Lockhart Road, Wanchai, Hong Kong.

“Buzzinate Shanghai” means , a wholly foreign owned enterprise with limited liability incorporated in the PRC with company number 69157656-9, whose legal address is Room 103/105, Block 1, No. 498, Guo Shou Jing Rd, Pudong, Shanghai, P.R.C.

“Buzzinate TW” means , a wholly foreign owned enterprise with limited liability incorporated in Taiwan with company number 25103545, whose legal address is 8F, No. 37, Section 4, Muzha Rd, 116, Taipei City, Taiwan.

“BVI Companies” means Diablo Holdings Corporation and Harmattan Capital Holdings Corporation.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, as to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, trust instrument, partnership, operating agreement, limited liability company, joint venture or shareholders agreement or equivalent documents, and business license, in each case as amended.

“China Search (HK)” means China Search (Asia) Limited, a corporation incorporated and existing under the Laws of Hong Kong.

“Circular 698” means the “Notice on Strengthening the Management of Enterprise Income Tax Collection of Proceeds from Equity Transfers by Non-Resident Enterprises (Guoshihan [2009] 698)” issued by the State Administration of Taxation of the PRC on December 11, 2009 and any subsequent similar notices, rules, amendments or supplements.

“Closing” has the meaning set forth in Section 2.2(i) hereof

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereof.

“Company Intellectual Property” has the meaning set forth in Section 3.20(i) hereof.

“Company Officials” has the meaning set forth in Section 3.16(v) hereof.

“Company Owned IP” has the meaning set forth in Section 3.20(i) hereof.

“Company Registered IP” has the meaning set forth in Section 3.20(i) hereof.

“Compliance Law” has the meaning set forth in Section 3.16(iv) hereof.

“Confidential Information” has the meaning set forth in Section 9.8 hereof.

“Contract” means, as to any Person, any contract, agreement, undertaking, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound, whether oral or written.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Conversion Shares” means the Ordinary Shares issuable upon conversion of the Series E Preference Shares.

“Deeds of Guarantee” means the deeds of guarantee to be entered into by the Guarantors pursuant to the terms of this Agreement, the agreed form of which is attached hereto in Schedule G.

“Disclosure Schedule” has the meaning set forth in Section 3 hereof.

“Dispute” has the meaning set forth in Section 9.4(i) hereof.

“DMG HK” means Digital Marketing Group Limited, a company incorporated and existing under the Laws of Hong Kong.

“Equity Securities” means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“ESOP” has the meaning set forth in Section 3.2(i) hereof.

“FCPA” has the meaning set forth in Section 3.16(iv)(b) hereof.

“Financial Statements” has the meaning set forth in Section 3.11 hereof.

“Founder” has the meaning set forth in the preamble hereof.

“Governmental Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the British Virgin Islands, Cayman Islands, Hong Kong S.A.R., PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Government Official” means (i) an officer or employee of a government, government-owned enterprise (or any department or instrumentality thereof), political party or public international organization, (ii) a candidate for government or political officer, or (iii) an officer or employee of any entity owned by a government.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Benefit Plan” has the meaning set forth in Section 3.22 hereof.

“Group Company” means each of the Company, the HK Company, BVI Companies and their directly and indirectly owned Subsidiaries and Affiliates and associated companies, including but not limited to Buzzinate, Buzzinate Shanghai, Buzzinate TW, iClick Beijing, iClick Shanghai, iClick Shenzhen, OptAim Beijing, OptAim Shanghai, OptAim WFOE, and iClick TW, and “Group” refers to all Group Companies collectively. The particulars of the Group Companies are set forth on Schedule B-1 attached hereto.

“Guarantor” means each of Optimix Media Asia Limited (incorporated in Hong Kong), iClick Interactive Asia Limited, Diablo Holdings Corporation, Harmattan Capital Holdings Corporation, China Search (Asia) Limited, DMG HK, Tetris Media Limited, OptAim Limited, and OptAim (HK) Limited.

“HK Company” means Optimix Media Asia Limited, a company duly incorporated and existing under the Laws of the Hong Kong S.A.R.

“HKIAC” has the meaning set forth in Section 9.4(iii) hereof.

“Hong Kong S.A.R.” means the Hong Kong Special Administrative Region.

“iClick Beijing” means Interactive (Beijing) Advertisement Co., Ltd , a company incorporated and existing under the Laws of the PRC.

“iClick (HK)” means iClick Interactive Asia Limited, a company incorporated and existing under the Laws of Hong Kong.

“iClick Shanghai” means Tetris Media (Shanghai) Co. Ltd , a company incorporated and existing under the Laws of the PRC.

“iClick Shenzhen” means Search Asia Technology (SZ) Ltd. , a company incorporated and existing under the Laws of the PRC.

“iClick TW” means iClick Interactive Taiwan Limited and iClick Interactive Taiwan Limited Taiwan Branch.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty, settlement, suit, or Tax of any kind or nature, together with all reasonable interest or other carrying costs, penalties, legal, accounting and other reasonable professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims or amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person. Notwithstanding anything contained in this Agreement to the contrary, the Indemnifiable Loss shall in no event include any indirect, special, punitive, exemplary or consequential loss or damage.

“Indemnification Cap” has the meaning set forth in Section 9.7 hereof.

“Indemnified Parties” has the meaning set forth in Section 9.6(i) hereof.

“Indemnifying Party” has the meaning set forth in Section 9.6(ii) hereof.

“Indemnity Notice” has the meaning set forth in Section 9.6(iii) hereof.

“Investor” has the meaning set forth in the preamble hereof.

“Intellectual Property” means any and all (i) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (iv) URLs, domain names, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (vi) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (vii) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor, and (viii) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights.

“Key Employee” means, with respect to any Person, the president, chief executive officer, the chief financial officer, the chief operating officer, the chief technical officer, the chief product officer, the chief marketing officer, all senior managers of the Group Companies reporting directly to any Group Company’s Board of Directors, or any other employee with responsibilities similar to any of the foregoing.

“Key Management” means Founder 1, TANG Jian and Lee, Yanshu ..

“Key Management Employment Agreement” has the meaning set forth in Section 5.9 hereof.

“Knowledge” or “ aware” means, with respect to the Warrantors, the best knowledge of the Founders, the Senior Management Team, and the president, chief executive officer, the chief financial officer, the chief operating officer, the chief technical officer, the chief sales and marketing officer (if applicable) of each Group Company, and that knowledge which should have been acquired by each such individual after making such reasonable inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to reasonable inquiry of officers, directors, key employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Group and of its Affiliates who could reasonably be expected to have knowledge of the matters in question, and where any statement in the representations and warranties hereunder is expressed to be given or made to a Person’s Knowledge, or so far as a party is aware, or is qualified in some other manner having a similar effect, the statement shall be deemed to be supplemented by the additional statement that such party has made such due inquiry and due diligence.

“Law” or “Laws” means any constitutional provision, statute, ordinance or other law, rule, regulation, official policy or interpretation of applicable Governmental Authority and any Governmental Order in the jurisdiction of incorporation of each Group Company and where they ordinarily conduct their business, including without limitation, the British Virgin Islands, Cayman Islands, Hong Kong S.A.R. and PRC.

“Liabilities” means, with respect to any Person, all debts, obligations, liabilities owed by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Licensed IP” has the meaning set forth in Section 3.20(i) hereof.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge, easement, adverse claim, restrictive covenant, or other restriction or limitation of any kind whatsoever, including any restriction on the use, voting, transfer, receipt of income, or exercise of any attributes of ownership, but excluding any such restriction or limitation under the Amended and Restated Memorandum and Articles.

“Management Accounts” has the meaning set forth in Section 3.11 hereof.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development (each, an “Effect”) that has had, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), assets or liabilities of the Group taken as a whole, (ii) material impairment of the ability of any Group Company or Founder to perform the material obligations of such Person hereunder or under any other Transaction Document, as applicable and resulting in a material adverse effect to the Group, or (iii) material impairment of the validity or enforceability of this Agreement or any Transaction Document against any Group Company or Founder and resulting in a material adverse effect to the Group; provided, however, that, in the case of clause (i) above, no Effect shall constitute a Material Adverse Effect to the extent that such Effect arises out of or results from (a) changes after the date hereof in general economic or business conditions anywhere in the world, (b) changes after the date hereof in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, anywhere in the world, (c) changes after the date hereof in conditions generally affecting the industry in which the Group operates, (d) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism, (e) any hurricane, flood, tornado, earthquake or other natural disaster, (f) changes after the date hereof in applicable Law or US GAAP, or (g) any action taken by any Group Company at the specific request of the Investor that any Group Company is not otherwise obligated to take pursuant to this Agreement, any of the other Transaction Documents or applicable Laws; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (a), (b), (c), (d), (e) or (f) above may constitute, and be taken into account in determining the occurrence of, a Material Adverse Effect if such change or event has a disproportionate impact on the Group Companies compared to other companies that operate in the industries in which the Group Companies operate.

“Material Contracts” has the meaning set forth in Section 3.15(i) hereof.

“Non-Compete Agreement” has the meaning set forth in Section 5.8 hereof.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.001 per share.

“Parties” has the meaning set forth in the preamble hereof.

“Permits” has the meaning set forth in Section 3.17(iv) hereof.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or the validity of which are being contested and (ii) Liens incurred in the ordinary course of business, which (a) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens and (b) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong S.A.R., the Macau Special Administrative Region and the islands of Taiwan.

“Preference Shares” means collectively, the Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and Series E Preference Shares.

“Prohibited Person” means any Person that is (i) a national or resident of any U.S. embargoed or restricted country, (ii) included on, or Affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, (iii) a member of any PRC military organization, or (iv) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Public Official” means any employee of a Governmental Authority, an active member of a political party engaged in political or governmental activities, a political candidate, officer of a public international organization, or officer or employee of a state-owned enterprise, including a PRC state- owned enterprise.

“Purchased Shares” has the meaning set forth in Section 2.1 hereof.

“PwC” means PricewaterhouseCoopers, LLP.

“Qualified Affiliate” has the meaning set forth in Section 9.2 hereof.

“Qualified Auditor” means any of Deloitte Touche Tohmatsu Limited, PwC, Ernst & Young or KPMG.

“Real Property” has the meaning set forth in Section 3.11 hereof.

“Related Party” has the meaning set forth in Section 3.19 hereof.

“Related Party Contract” has the meaning set forth in Section 3.19 hereof.

“Representatives” has the meaning set forth in Section 3.16(iv) hereof.

“SAIC” means, the State Administration of Industry and Commerce of the PRC.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Management Team” means collectively, the individuals set forth in Schedule B-2 attached hereto.

“Series A Preference Shares” means the Series A redeemable convertible preferred shares of the Company, par value US$0.001 per share, with the rights and privileges as set forth in the Amended and Restated Memorandum and Articles.

“Series B Preference Shares” means the Series B redeemable convertible preferred shares of the Company, par value US$0.001 per share, with the rights and privileges as set forth in the Amended and Restated Memorandum and Articles.

“Series C Preference Shares” means the Series C redeemable convertible preferred shares of the Company, par value US$0.001 per share, with the rights and privileges as set forth in the Amended and Restated Memorandum and Articles.

“Series D Preference Shares” means the Series D redeemable convertible preferred shares of the Company, par value US$0.001 per share, with the rights and privileges as set forth in the Amended and Restated Memorandum and Articles.

“Series E Preference Shares” means the Series E redeemable convertible preferred shares of the Company, par value US$0.001 per share, with the rights and privileges as set forth in the Amended and Restated Memorandum and Articles.

“Series E Share Price” has the meaning set forth in Section 2.1 hereof.

“Shanghai OptAim” means Zhiyunzhong (Shanghai) Technology Limited , a company incorporated and existing under the Laws of the PRC.

“Shares” means the Series A Preference Shares, the Series B Preference Shares, the Series C Preference Shares, the Series D Preference Shares, the Series E Preference Shares and the Ordinary Shares.

“Social Insurance” has the meaning set forth in Section 3.21(ii) hereof.

“SPD Silicon” means SPD Silicon Valley Bank.

“Statement Date” means September 30, 2016.

“Subscription Price” has the meaning set forth in Section 2.1 hereof.

“Subsidiary” means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns or Controls more than fifty percent (50%) of the issued and outstanding authorized capital, share capital, voting interests or registered capital.

“Tax” means any national, provincial or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, value-added, production, business and occupation, disability, employment, payroll, severance or withholding tax or any other type of tax, levy, assessment, custom duty or charge imposed by any Governmental Authority, any interest and penalties (civil or criminal) related thereto or to the late filing, late payment, or nonpayment thereof, and any loss or tax Liability incurred in connection with the determination, settlement or litigation of any Liability arising therefrom.

“Tax Return” means any return, declaration, report, estimate, claim for refund, claim for extension, information return, or statement relating to any Tax, including any schedule or attachment thereto.

“Third Party Claim” has the meaning set forth in Section 9.6(iii) hereof.

“Transaction Documents” means this Agreement, the Deeds of Guarantee, the Amended and Restated Memorandum and Articles, the Amended and Restated Shareholders Agreement and the Amended and Restated Right of First Refusal Agreement, the schedules and exhibits attached to any of the foregoing, and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“US GAAP” means generally accepted accounting principles in the United States.

“Warrantors” has the meaning set forth in Section 3 hereof.

“OptAim WFOE” means Zhiyunzhong (Beijing) Information Technology Limited , a company incorporated and existing under the Laws of the PRC.

2.	Subscription and Issuance of Purchased Shares.

2.1.	Subscription and Issuance of the Purchased Shares.

Subject to the terms and conditions of this Agreement, at the Closing, the Investor agrees to subscribe for and the Company agrees to issue and allot to the Investor, 1,068,114 Series E Preference Shares (the “Purchased Shares”) at the price of US$18.72459 per share (the “Series E Share Price”), for the aggregate subscription price of US$20 million (the “Subscription Price”).

2.2.	Closing

(i) Closing. The consummation of the subscription and issuance of the Purchased Shares pursuant to Section 2.1 (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as practicable but in no event later than fifteen (15) Business Days after all closing conditions (specified in Section 5 and Section 6 hereof) have been waived or satisfied (except for such conditions that will be satisfied at the Closing, but nonetheless subject to the satisfaction or waiver thereof at the Closing), or at such other time and place as the Company and the Investor shall mutually agree in writing, in any case no later than December 31, 2016.

(ii) Closing Deliveries. At the Closing, the Company shall deliver to the Investor (a) a copy of the updated register of members of the Company, certified by a director of the Company or a representative of the Company’s registered office provider, reflecting the issuance to the Investor of the Purchased Shares at the Closing; (b) a copy of the share certificate duly signed by a director of the Company representing the Purchased Shares being issued and allotted to and subscribed for by the Investor at the Closing; (c) copies of the board resolutions and shareholders’ resolutions of the Company certified by a director of the Company approving, inter alia, the execution of the Transaction Documents by the Company and the Deeds of Guarantee by each of the Guarantors as well as the transactions contemplated thereunder, changes in the authorized share capital of the Company including creation of the Series E Preference Shares and the adoption of the Amended and Restated Memorandum and Articles; and (d) copies of the duly adopted Amended and Restated Memorandum and Articles certified by a director of the Company. Within five (5) days after the Closing, the Company shall deliver the original share certificate to the Investor representing the Purchased Shares being issued and allotted to and subscribed for by the Investor.

(iii) Closing Payment. Subject to the terms and conditions of this Agreement, at the Closing, the Investor agrees to pay the Subscription Price as follows: (a) US$10,000,000 in cash of immediately available funds by wire transfer to the bank account designated by the Company at least three (3) Business Days before the Closing; and (b) and within ten (10) Business Days after the Bridge Loan is fully repaid, US$10,000,000 in cash of immediately available funds by wire transfer to the bank account designated by the Company.

3.	Representations and Warranties of the Warrantors.

Subject to such exceptions as may be specifically set forth or referred to in the Disclosure Schedule attached to this Agreement as Schedule C (the “Disclosure Schedule”), the Company and the Founders (collectively, the “Warrantors”), jointly and severally, represent and warrant to the Investor that each of the statements contained in this Section 3 is true and complete as of the date of this Agreement, and each of such statements shall be true and complete on and as of the date of the Closing, as applicable, but which may be updated prior to the Closing to reflect any changes that may have occurred between the date hereof and the Closing, with the same effect as if made on and as of the date of such Closing, as follows:

3.1.	Organization, Good Standing and Qualification.

The Company is duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each Group Company is duly incorporated, validly existing and in good standing (where such status is applicable) under the Laws of the jurisdiction of its incorporation. Each Group Company has all requisite legal and corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted, and is duly qualified to transact business in each jurisdiction it carries on business, in which the failure to so qualify would reasonably be expected to result in a Material Adverse Effect. The Company was formed solely to acquire and hold the equity interests in its Subsidiaries set out in Schedule B-1 and since its formation has not engaged in any other business and has not incurred any Liability except in the ordinary course of business of acquiring, managing and disposing of its equity interests in each of its Subsidiaries.

3.2.	Capitalization and Voting Rights.

(i) Company. As of the date hereof, the authorized share capital of the Company is US$50,000, divided into 38,350,000 Ordinary Shares, of which 16,500,808 Ordinary Shares are issued and outstanding, 2,500,000 Series A Preference Shares, of which 2,476,190 Series A Preference Shares are issued and outstanding, 3,000,000 Series B Preference Shares, of which 1,889,249 Series B Preference Shares are issued and outstanding, 1,650,000 Series C Preference Shares, of which 1,599,186 Series C Preference Shares are issued and outstanding and 4,500,000 Series D Preference Shares, of which 2,493,018 Series D Preference Shares are issued and outstanding. The Company has reserved (a) 2,834,910 Ordinary Shares for issuance to officers, directors, employees, consultants or service providers of the Company pursuant to the equity incentive plan of the Company (the “ESOP”) which has been adopted by the Board of Directors and approved and ratified by the holders of equity securities of the Company (from this reserve for the ESOP, there are currently no outstanding options for the purchase of Ordinary Shares), (b) 2,476,190 Ordinary Shares for issuance upon conversion of the issued and outstanding Series A Preference Shares, (c) 1,889,249 Ordinary Shares for issuance upon conversion of the issued and outstanding Series B Preference Shares, (d) 1,599,186 Ordinary Shares for issuance upon conversion of the issued and outstanding Series C Preference Shares and (e) 2,493,018 Ordinary Shares for issuance upon conversion of the issued and outstanding Series D Preference Shares.

(a) Immediately after the Closing and following adoption of the Amended and Restated Memorandum and Articles, the authorized capital of the Company shall be US$50,000, divided into 37,150,000 Ordinary Shares, of which 18,248,975 Ordinary Shares are issued and outstanding, 2,500,000 Series A Preference Shares, of which 2,476,190 Series A Preference Shares are issued and outstanding, 3,000,000 Series B Preference Shares, of which 1,889,249 Series B Preference Shares are issued and outstanding, 1,650,000 Series C Preference Shares, of which 1,599,186 Series C Preference Shares are issued and outstanding, 4,500,000 Series D Preference Shares, of which 2,493,018 Series D Preference Shares are issued and outstanding, and 1,200,000 Series E Preference Shares, of which 1,068,114 shall be issued at Closing. As of the Closing Date, the rights, privileges and preferences of the Ordinary Shares, the Series A Preference Shares, the Series B Preference Shares, the Series C Preference Shares, the Series D Preference Shares and the Series E Preference Shares shall be as set out in the Amended and Restated Memorandum and Articles, the Amended and Restated Shareholders Agreement, and the Amended and Restated Right of First Refusal Agreement4.

(b) Section 3.2(i) of the Disclosure Schedule sets forth as of (1) the date hereof and (2) immediately after the Closing, the fully diluted outstanding and authorized Equity Securities of the Company and the registered holders thereof.

(ii) Group Companies. The authorized and fully diluted outstanding Equity Securities of each other Group Company is set forth in Schedule B-1, together with an accurate list of the record and beneficial owners of such issued capital and all such issued capital is fully paid on the date hereof.

(iii) No Other Purchased Shares. Except as set forth in this Section 3.2, and except for (a) the conversion privileges of the Preference Shares and (b) certain rights provided in the Amended and Restated Shareholders Agreement and the Amended and Restated Right of First Refusal Agreement, there are no and at the Closing there shall not be any authorized or outstanding Equity Securities of any Group Company. No Group Company is a party or otherwise subject to any agreement (other than the Transaction Documents) that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration, redemption, or repurchase of, any Equity Security of such Group Company.

[4]	Note to Draft: The capitalization should reflect the share transfer to Tang Jian pursuant to the Share Transfer Agreement.

(iv) Issuance and Status. All presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts and are fully paid and non-assessable. All issued share capital of each Group Company is and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer or Lien created under the Transaction Documents). There are no (a) resolutions pending to increase the share capital of any Group Company (other than increase in Share Capital pursuant to the Transaction Documents) or cause the liquidation, winding up, or dissolution of any Group Company or (b) dividends which have accrued or been declared but are unpaid by any Group Company or (c) obligations, contingent or otherwise, of any Group Company to repurchase, redeem, or otherwise acquire any Equity Securities of such Group Company (other than pursuant to the Transaction Documents).

(v) Vesting. No Group Company’s Contracts relating to its Equity Securities provides for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. No Group Company has ever adjusted or amended the exercise price of any share options previously awarded, whether through amendment, cancellation, replacement grant, re-pricing, or any other means.

3.3.	Corporate Structure; Subsidiaries.

Section 3.3 of the Disclosure Schedule sets forth a complete structure chart showing Group Companies, and indicating the ownership and Control relationships among all Group Companies and the Founders as of the Closing. No Group Company owns or Controls, directly or indirectly, any interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person. Other than as set forth in Schedule B-1, no other Persons has any direct or indirect right to participate in, or receive any payment (which, for the avoidance of doubt, shall not include any payment or distribution under a contract entered into with channel-sales partners of the Group Companies similar to the ones as listed in Section 3.3 of the Disclosure Schedule) based on, any amount relating to, the revenue, income, value or net worth of the Group Companies or any component or portion thereof, or any increase or decrease in any of the foregoing. Except for the Company, neither Founder presently owns or Controls, directly or indirectly, any interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement in competition with the current business of the Group, other than the holding of not more than 5% of shares in any company listed on any stock exchange that may compete with the business of the Group. In addition, each Founder is the sole legal and beneficial owner of such number of the Ordinary Shares set forth in the structure chart in Section 3.3 of the Disclosure Schedule, and such shares currently are and will at the Closing be held free of and are not subject to any Lien.

3.4.	Authorization.

Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All actions on the part of each Warrantor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, the performance of all obligations of each Warrantor thereunder, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale and allotment of the Purchased Shares, has been taken or will be taken prior to the Closing. This Agreement, and each of the Transaction Documents to which a Warrantor is a party, have been or will be duly executed and delivered by such Warrantor. This Agreement and each of the Transaction Documents are, or when executed and delivered by such Warrantor shall be, valid and legally binding obligations of such Warrantor enforceable against such Warrantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5.	Valid Issuance of Purchased Shares.

The Purchased Shares, when issued, allotted and paid for in accordance with the terms of this Agreement for the consideration expressed herein or therein, are or will be duly and validly issued, fully paid and non-assessable (except for the Residual Amount), free from any Lien (except for any restrictions on transfer or Lien created under applicable securities Laws and under the Transaction Documents). The Conversion Shares have been reserved for issuance and, upon issuance in accordance with the terms of the Amended and Restated Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer or Liens created under applicable securities Laws and under the Transaction Documents). Except as otherwise disclosed in Section 3.5 of the Disclosure Schedule, the issuance of the Purchased Shares is not subject to any preemptive rights, rights of first refusal or similar rights except those which have been waived in connection with such issuance.

3.6.	Governmental Consents.

No Approval with respect to or on the part of any Group Company or any Founder is required in connection with its valid execution, delivery, or performance of the transactions contemplated by this Agreement or the Transaction Documents or the offer, sale, transfer, issuance or reservation for issuance of any Purchased Shares.

3.7.	Offering.

Subject in part to the accuracy of the Investor’s representations set forth in Section 4 of this Agreement, the offer and issuance of the Purchased Shares, as contemplated by the Transaction Documents, are exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any applicable securities Laws.

3.8.	Certain Regulatory Matters.

(i) The Group Companies have obtained any and all necessary Approvals from applicable Governmental Authorities and have fulfilled all fillings and registration requirements with applicable Governmental Authorities necessary in respect of each Founder and his investment in the Group Companies, and in respect of the Group Companies, and their operations, respectively. All filings and registrations with applicable Governmental Authorities required in respect of the Group Companies and the Founders have been duly completed in accordance with applicable Law. No Founder or Group Company has received any letter or notice from any applicable Governmental Authorities notifying it/him of the revocation of any Approval issued to it or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Founder or Group Company. Each Group Company has been conducting its business activities within the permitted scope of business or is otherwise operating its businesses in material compliance with all relevant Laws and Governmental Orders. No Founder or Group Company has reason to believe that any authorization of any Governmental Authority, license or permit requisite for the conduct of any part of its business which is subject to periodic renewal will not be granted or renewed by the relevant Governmental Authorities.

(ii) Except as set forth in Section 3.8 of the Disclosure Schedule, no legal and/or beneficial owner of any Group Company is a PRC citizen or a PRC resident, who shall be subject to any filing or registration requirements under the foreign exchange rules and regulations of the PRC.

3.9.	Tax Matters.

(i) Each Group Company (a) has duly filed all Tax Returns that are required to have been filed by it with any Governmental Authority, (b) has duly paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party (if any), (c) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than, in the case of clauses (a) and (b), unpaid Taxes that are in contest with Tax authorities by Group Company in good faith or nonmaterial in amount, (d) is not subject to any Tax related penalty imposed by any Governmental Authority, and (e) is in substantial compliance with Circular 698 and Announcement 7.

(ii) The Group Companies are required to file Tax Returns in Hong Kong, Singapore and the PRC only and each Tax Return referred to in paragraph (i) above has been properly prepared in compliance with the applicable Hong Kong, Singapore and PRC Laws and is true, correct and complete in all material respects. None of such Tax Returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as may be required by Law. All records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable Group Company have been duly maintained. No written claim has been made by a Government Authority in a jurisdiction where the Group does not file Tax Returns and that any Group Company is or may be subject to taxation by that jurisdiction.

(iii) The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to materially exceed the recorded Liability therefor in the most recent balance sheet in the Financial Statements (as defined below), and to the Knowledge of the Warrantors, there are no unresolved claims concerning any Tax Liability of any Group Company. Since the Statement Date, no Group Company has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company, and to the Knowledge of the applicable Group Company and each of the Warrantors, there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

(iv) No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

(v) No Group Company is or has ever been a PFIC or CFC. No Group Company anticipates that it will become a PFIC or CFC for the current taxable year or any future taxable year.

(vi) No Group Company is or has ever been a US real property holding corporation.

3.10.	Charter Documents; Books and Records.

The Charter Documents of each Group Company are in the form provided to the Investor. Each Group Company has made available to the Investor or its counsel a copy of its minute books. Such copy is true, correct and complete, and contains all amendments and all minutes of meetings and actions taken by its shareholders and directors since the time of formation through the date hereof and reflects all transactions referred to in such minutes accurately in all material respects. Each Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements (as defined below) to be prepared in accordance with US GAAP.

3.11.	Financial Statements.

Section 3.11 of the Disclosure Schedule sets forth the drafted audited consolidated balance sheet and statements of operations and cash flows for the Group as of and, where applicable, for each of the twelve-month periods ending December 31, 2013 and December 31, 2014 (collectively, the financial statements referred to above, the “Audited Financial Statements”) and unaudited management accounts as of and for the twelve-month period ending December 31, 2015 and the nine (9)-month period ending on September 30, 2016 (the “Management Accounts” and, together with the Audited Financial Statements, the “Financial Statements”). The Audited Financial Statements (i) have been prepared in accordance with the books and records of each Group Company and (ii) fairly present in all material respects the consolidated financial condition and position of the Group as of the dates indicated therein and the consolidated results of operations and cash flows of the Group for the periods indicated therein. The Management Accounts have been prepared in accordance with the books and records of the Group Companies and are fair and do not materially misstate the profits or losses of the Group for the financial period to which they relate. All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are good and collectible in the ordinary course of business in all material respects, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with US GAAP), and no further goods or services are required to be provided in order to complete the sales and to entitle the applicable Group Company to collect in full. There is no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of the Group Companies to the Knowledge of the Warrantors.

3.12.	Changes.

Since the Statement Date, the Group has operated its business in the ordinary course consistent with its past practice, there has not been any Material Adverse Effect or any material change in the way the Group conducts its business, no Group Company has entered into any transaction outside of the ordinary course of business consistent with its past practice, and there has not been any Material Adverse Effect with respect to any Group Company by or with respect to:

(i) any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice, and no acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof;

(ii) any waiver, termination, settlement or compromise of a valuable right or of a debt;

(iii) any incurrence, creation, assumption, repayment, satisfaction, or discharge of (1) any material Lien (other than Permitted Liens) or (2) any indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution other than to a Group Company;

(iv) any amendment to any Material Contract, any entering of any new Material Contract, or any termination of any Contract (other than by expiration of its term) that would have been a Material Contract if in effect on the date hereof, or any amendment to any Charter Document, or any amendment to or waiver under any Charter Document other than as disclosed to the Investor in writing prior to Closing;

(v) any change in any compensation arrangement or agreement with any Key Employee of any Group Company, except for such changes required pursuant to the terms of plans or agreements in effect on the date of the Management Accounts and disclosed in writing to the Investor, or adoption of any new Group Benefit Plan, or made any material change in any existing Group Benefit Plan;

(vi) any declaration, setting aside or payment or other distribution in respect of any Equity Securities, or any direct or indirect redemption, purchase or other acquisition of any Equity Securities;

(vii) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the assets, properties, financial condition, operation or business of any Group Company;

(viii) any material change in accounting methods or practices or any revaluation of any of its assets;

(ix) except in the ordinary course of business consistent with its past practice, entry into any closing agreement in respect of material Taxes, settlement of any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

(x) any commencement or settlement of any material Action; or

(xi) any agreement or commitment to do any of the things described in this Section 3.12.

3.13.	Actions and Governmental Orders.

There is no Action pending or currently threatened against any Group Company or any Founder, or, to the Knowledge of any Warrantor, any of the officers or directors of any Group Company with respect to their businesses or proposed business activities, nor is any Warrantor aware of any basis for any of the foregoing, including with respect to any Action involving the prior employment of any of employees of any Group Company, their use in connection with such Group Company’s business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. There is no Governmental Order in effect and binding on any Group Company, any Founder or their respective assets or properties. There is no Action by any Group Company or any Founder pending or which such Person intends to initiate against any third party. No Government Authority has at any time materially challenged or questioned in writing the legal right of any Group Company to conduct its business as presently being conducted or proposed to be conducted. No Group Company has received any opinion or memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business.

3.14.	Liabilities

No Group Company has any Liabilities except for (i) liabilities set forth in the Financial Statements that have not been satisfied since the Statement Date, and (ii) current liabilities incurred since the Statement Date in the ordinary course of the Group’s business consistent with its past practices and which do not exceed US$1,500,000 in aggregate.

3.15.	Commitments.

(i) Section 3.15(i) of the Disclosure Schedule contains a complete and accurate list of each Contract to which a Group Company is bound that (a) involves obligations (contingent or otherwise) of, or payments in excess of, US$1,000,000 individually or in the aggregate per annum or that has terms in excess of one (1) year, (b) involves Intellectual Property that is material to a Group Company (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group on non-exclusive and non-negotiated terms), (c) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (e) involves any provisions providing exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (f) is with an employee, consultant, officer, director, shareholder or Affiliate, (g) involves indebtedness, an extension of credit, a guaranty or assumption of any obligation, or the grant of a Lien, (g) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business, (h) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (i) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases involving payments of less than US$250,000 per annum), (j) involves the establishment, contribution to, or operation of a partnership, joint venture, franchise or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (k) is with any Person listed in Section 3.21(i) of the Disclosure Schedule, (l) is with a Governmental Authority or state-owned enterprise, or (m) is otherwise material to a Group Company (collectively, the “Material Contracts”).

(ii) A true, fully-executed copy of all Material Contracts have been made available to the Investor. Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order, and is in full force and effect, and such Group Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or, to the Knowledge of the Warrantors, any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any written notice that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

3.16.	Compliance with Laws and Governmental Orders.

(i) Each Group Company has been and is in material compliance with all Laws and all Governmental Orders that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties.

(ii) No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by any Group Company of, or a failure on the part of such Group Company to comply with, any Law or Governmental Order, violation of which or failure to comply with which would be expected to produce a Material Adverse Effect on the Group; or (b) may give rise to any obligation on the part of a Group Company to undertake or to bear all or any portion of the cost of, any remedial action of any nature that could be expected to produce a Material Adverse Effect on the Group.

(iii) No Group Company has received any notice from any Governmental Authority regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Law or Governmental Order or (b) any actual, alleged, possible or potential obligation on the part of such Group Company or to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. To the Knowledge of the Warrantors, no Group Company is under investigation with respect to a violation of any Law or Governmental Order.

(iv) In connection with the Group Companies, each of its directors, officers, and employees, and, to the Knowledge of the Warrantors, agents and other persons authorized to act on its behalf and the Founders (collectively, “Representatives”), are in compliance with and have been in material compliance with all applicable anti-bribery, anti-corruption, anti-money laundering, recordkeeping and internal controls Laws (collectively, the “Compliance Laws”). Without limiting the foregoing, in connection with the Group Companies, none of any Group Company, its directors, officers or employees, or, to the Company’s Knowledge, any other Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, or received notice of any allegation of the following that would give rise to any Material Adverse Effect with respect to any Group Company:

(a) the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person.

(b) the taking of any action by any Person which (i) would violate the Foreign Corrupt Practices Act of the United States of America (“FCPA”), as amended, if taken by an entity subject to the FCPA or (ii) could reasonably be expected to constitute a violation of any applicable Compliance Law, or

(c) the making of any false or fictitious entries in the books or records of any Group Company by any Person.

(v) To the Company’s Knowledge, except as set forth in Section 3.16(v) of the Disclosure Schedule (the “Company Officials”), none of the current or former Representatives of any Group Company are or were Public Officials. No Company Official has been involved on behalf of a Government Authority in decisions as to whether any Group Company would be awarded business or that otherwise could benefit any Group Company, or in the appointment, promotion, or compensation of persons who will make such decisions. No such Company Officials will use their government positions to influence acts or decisions of a government for the benefit of any Group Company or the Investor. Such Company Officials will not meet or communicate with Public Officials on behalf of any Group Company or the Investor prior to the completion of the transactions contemplated hereby without advising the Company in writing in advance of such meeting or communication, and the Company will promptly provide such writing to the Investor.

(vi) No Group Company or Representative is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any Group Company. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

(vii) The business of each Group Company as now conducted and proposed to be conducted (including any business proposed to be conducted by entities that are not currently existing as of the Closing) are in compliance with all Laws and regulations that may be applicable, including without limitation all Laws of the PRC with respect to mergers, acquisitions, foreign investment and foreign exchange transactions.

(viii) None of the Founders or any member of the Senior Management Team, or to the Knowledge of the Warrantors, any other Key Employee, has been subject to any indictment, convicted in any criminal case, subject to government investigation for bribery or found by a court of providing misleading information in any matter.

3.17.	Title; Properties; Permits.

(i) Title. The Group Companies have good and valid title to, or a valid leasehold interest in, all of their assets, whether real, personal or mixed, purported to be owned by them (including but not limited to all such assets reflected in the Financial Statements), free and clear of any Liens, other than Permitted Liens. The foregoing assets collectively represent in all material respects all assets, rights and properties necessary for the conduct of the business of the Group in the manner conducted during the periods covered by the Financial Statements. Except for leased items, no Person other than a Group Company owns any interest in any such assets. All leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease.

(ii) Real Property. No Group Company owns any real property or has any easements, licenses, rights of way, or other interests in or to real property, except for the leasehold interests to real property listed on Section 3.17(ii) of the Disclosure Schedule (“Real Property”). All such leasehold properties are held under valid, binding and enforceable leases of a Group Company while such leasehold properties are used by the Group Companies in material compliance with the applicable Laws. To the Knowledge of the Warrantors, all structures, improvements and appurtenances on the Real Property lie wholly within the boundaries of such Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any adjoining property owner. To the Knowledge of the Warrantors, all structures and improvements on the Real Properties, and appurtenances thereto, and the roof, walls and other structural components which are part thereof, and the heating, air conditioning, plumbing and other mechanical facilities thereof, are in good condition and repair in all material respects (reasonable wear and tear excepted) and without structural defects. There are no facilities, services, assets or properties shared with any other Person which is not a Group Company, which are used in connection with the business of the Group.

(iii) Personal Property. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (a) in good condition and repair in all material respects (reasonable wear and tear excepted) and (b) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the ordinary course of business.

(iv) Permits. Each Group Company has all material franchises, authorizations, approvals, permits, certificates and licenses, including without limitation any special approval or permits required under the Laws of the PRC (“Permits”) necessary for its respective business and operations as now conducted or planned to be conducted. Section 3.17(iv)(A) of the Disclosure Schedule is a complete list of such Permits, together with the name of the entity issuing each such Permit. Except as specifically noted thereon, (a) each such Permit is valid and in full force and effect, (b) no Group Company is in default or violation of any such Permit, (c) no Group Company has received any written notice from any Governmental Authority regarding any actual or possible default or violation of any such Permit, (d) each such Permit will remain in full force and effect upon the consummation of the transactions contemplated hereby, and (e) to the Knowledge of the Warrantors, no suspension, cancellation or termination of any such Permits is threatened or imminent.

3.18.	Compliance with Other Instruments.

No Group Company is in violation, breach or default of its Charter Documents. The execution, delivery and performance by each Group Company and each Founder of and compliance by each with each of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in (i) any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (a) the Charter Documents of any Group Company, (b) any Material Contract, or (c) any applicable Law, (ii) the creation or imposition of any material Lien upon, or with respect to, any of the properties, assets or rights of any Group Company, or (iii) any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Group Company.

3.19.	Related Party Transactions.

Except for any employment-related Contract with an officer, director or employee of any Group Company and any related grant agreement for ESOPs, no officer, director or employee of any Group Company or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any of them (each of the foregoing, a “Related Party”), has any Contract with any Group Company (each, a “Related Party Contract”) nor is there currently any proposed Related Party Contract, other than for normal sharing of facilities and office premises. To the Warrantors’ Knowledge, each Related Party Contract is on terms and conditions as favorable to the applicable Group Company as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party. [Except otherwise disclosed in the Disclosure Schedule,] to the Warrantor’s Knowledge, no Related Party has any direct or indirect ownership interest in any Person (other than a Group Company) with which a Group Company is affiliated or with which a Group Company has a business relationship, or any Person (other than a Group Company) that competes with any Group Company (except that a Related Party may have a passive investment of less than 3% of the stock of any publicly traded company that engages in the foregoing). To the Warrantor’s Knowledge, no Related Party has any interest, either directly or indirectly, in (i) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services or (ii) any Contract to which a Group Company is a party or by which it may be bound or affected. None of the Group Companies is indebted, directly or indirectly, to any Related Party, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees of such Group Company or the expenses incurred from normal sharing of facilities and office premises.

3.20.	Intellectual Property Rights.

(i) Company Intellectual Property. The Group owns, has the sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to, or otherwise has the licenses to use all Intellectual Property (the “Company Intellectual Property”) (including Company Owned IP and Licensed IP, each as defined below) necessary and sufficient to conduct its business as currently conducted by the Group without any conflict with or infringement of the rights of any other Person. Section 3.20(i)(A) of the Disclosure Schedule sets forth a complete list of all patents, trademarks, service marks, trade names, domain names and copyrights or other forms of Intellectual Property (the “Company Registered IP”) for which registrations have been obtained throughout the world (and all applications for, or extensions or reissues of, any of the foregoing throughout the world) that are owned by, or registered or applied for in the name of, any Group Company. Section 3.20(i)(B) of the Disclosure Schedule sets forth a complete list of all Intellectual Property owned by any Group Company but not covered under Company Registered IP, (together with the Company Registered IP, the “Company Owned IP”), other than know-how, trade secrets or other confidential information of the Company. For the avoidance of doubts, any disclosed or undisclosed know-how, trade secrets or other confidential information of the Company shall be considered as the Company Owned IP. Section 3.20(i)(C) of the Disclosure Schedule sets forth a complete list of all Contracts granting to any Group Company a licence to use any Intellectual Property used by all Group Companies (the “Licensed IP”).

(ii) IP Ownership. All of the Company Registered IP are owned by, registered or applied for solely in the name of a Group Company, are valid and subsisting and have not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. To the Knowledge of the Warrantors, all other material Company Intellectual Property (other than the Company Registered IP) are owned by, registered or applied for (as applicable) solely in the name of the Group Company, and in all material aspect, are valid and subsisting and have not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. Neither the Group Company, nor any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any of Company Owned IP to be invalid, unenforceable or not subsisting. No funding or facilities of a Governmental Authority or an university, college, other educational institution or research center was used in the development of any Company Owned IP. No Company Owned IP is the subject of any security interest, Lien, license or other Contract granting rights therein to any other Person. Unless otherwise provided in Section 3.20(ii) of the Disclosure Schedule, no Group Company has (i) transferred or assigned, (ii) granted a license to, or (iii) provided to any Person any Company Owned IP material to its business as now conducted and as proposed to be conducted, to any Person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any Company Owned IP. No Company Owned IP is subject to any proceeding or outstanding Government Order or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof, or any Group Company’s products or services, by the Company or may affect the validity, use or enforceability of such Company Owned IP.

(iii) Infringement, Misappropriation and Claims. No Group Company has violated, infringed or misappropriated in any material respect any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. To the Knowledge of the Warrantors, no Person has violated, infringed or misappropriated any material Company Intellectual Property of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property.

(iv) Assignments and Prior IP. To the Knowledge of the Warrantors, it will not be necessary to utilize any inventions, trade secrets or proprietary information or other Intellectual Property of any of its employees or of any other Person (whether a former employee of a Group Company or otherwise), except for inventions, trade secrets or proprietary information or other Intellectual Property that have been properly assigned to and are exclusively owned by a Group Company. To the Knowledge of the Warrantors, they are not aware that any of the Key Employees, employees or consultants, currently or previously employed or otherwise engaged by any Group Company, is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to any Group Company or to any other Persons, including former employers. None of the Key Employees of any Group Company is obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Group or that would conflict with the business of the Group as presently conducted.

(v) Protection of IP. Where the Company is the owner of intellectual property rights in the Company Intellectual Property, or, where it is necessary and is required under contractual obligations, or, where the Company is required to register an interest as owner or licensee under applicable Laws and Contracts, the Group has taken any and all reasonable and appropriate steps to, register, protect, maintain and safeguard Company Intellectual Property and has executed appropriate nondisclosure and confidentiality agreements, where necessary and appropriate, each Group Company has taken all reasonable and appropriate steps to register its Company Owned IP, and where applicable, each Group Company has made all appropriate filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing, all current and former officers, employees, consultants and independent contractors of the Group and all suppliers, customers, distributors, and other third parties having access to any trade secret or proprietary information of any Group Company, its customers or business partners have executed and delivered to such Group Company an agreement requiring the protection of such trade secret or proprietary information.

3.21.	Labor and Employment Matters.

(i) Employees. Section 3.21(i) of the Disclosure Schedule enumerates each Key Employee of each Group Company, along with each such individual’s title and current compensation rate. Except as set forth in Section 3.21 of the Disclosure Schedule, each such individual is currently devoting all of his or her business time to the conduct of the business of the Group. No such individual (and no group of employees) has given any notice of intent to resign, and no Group Company has any intention of terminating the employment of any such individual or any group of employees. To the Knowledge of the Warrantors, no Key Employee of any Group Company is obligated under, or in material violation of any term of, any Contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, such Group Company. No Group Company has received any notice alleging that any such violation has occurred. No Group Company is a party to any collective bargaining agreements or other Contract with any union or guild, and there are no labor unions, works council or other organizations representing any employee of any Group Company. No employee of the Group Companies is owed any back wages or other compensation for services rendered (except for the current pay period or as otherwise set forth on the Financial Statements).

(ii) Actions; Compliance. There is no, and there has not been in the last three (3) years, any Action relating to the violation or alleged violation of any Law by any Group Company pertaining to labor relations or employment matters, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company. Each Group Company has complied in all material respects with all applicable Laws relating to employment, wages, hours, overtime, working conditions, benefits, retirement, termination, Taxes, and health and safety. Each Group Company is in compliance with each Law relating to its provision of any form of mandatory social insurance and housing fund (the “Social Insurance”), and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Law. There has not been, and there is not now pending or, to the Knowledge of the Warrantors, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage with respect to the employees of any Group Company or any unfair labor practice charge against any Group Company. There is no pending internal investigation related to any employee or consultant of any Group Company.

3.22.	Employee Benefits.

(i) Except as disclosed in Section 3.22 of the Disclosure Schedule, neither Company or any of its Group Company has currently or previously adopted or maintained any incentive plan under which any Group Company has any Liability or under any employee or former employee of any Group Company has any present or future right to benefits (collectively, the “Group Benefit Plan”). There are no pending investigations by any governmental authority involving any Group Benefit Plan and no threatened or pending claims against any Group Benefit Plan (except for claims for benefits payable in the normal operation of any Group Benefit Plan). All contributions to, and payments from, each Group Benefit Plan have been timely made. Each Group Company maintains, and has fully funded, any pension plan and any other labor-related plans that it is required by Law or by Contract to maintain.

(ii) Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated by this Agreement or any other Transaction Document will (i) entitle any current or former employee or director of any Group Company to severance pay, or any payment contingent upon a change in control of any Group Company, (ii) increase or enhance any benefits payable under any Benefit Plan, or (iii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any employee or former employee.

3.23.	Suppliers.

Section 3.23 of the Disclosure Schedule is a correct list of each of the top ten (10) suppliers (with related or affiliated Persons aggregated for purposes hereof) to the Group as well as any material sole-source suppliers to the Group, in each case for the nine (9)-month period ended September 30, 2016, together with the aggregate amount of the purchases made from each such supplier during such periods. The Warrantors have no reason to believe that, any such supplier is unable, in all material respects, to provide sufficient and timely supplies of goods and services in order to meet the requirements of the Group’s business consistent with prior practice. No Group Company has experienced or been notified of any material shortage in goods or services provided by its suppliers and has no reason to believe that any Person listed on Section 3.23 of the Disclosure Schedule would not continue to provide to, or that it would otherwise materially alter its business relationship with, the Group at any time after the Closing on terms substantially similar to those in effect on the date hereof. There is not currently any dispute pending between the Group and any Person listed on Section 3.23 of the Disclosure Schedule.

3.24.	No Brokers.

Neither the Founder nor any Group Company has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, and none of them has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

3.25.	Disclosure.

The Company has provided the Investor and its professional advisors, with all the information regarding the Group Companies, that is reasonably sufficient for deciding whether to purchase the Purchased Shares including certain of the Group’s projections describing its proposed business plan, which was prepared in good faith. No representation or warranty of the Warrantors contained in this Agreement or any certificate furnished or to be furnished to the Investor at the Closing under this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Except as set forth in this Agreement or the Disclosure Schedule, to the Knowledge of the Warrantors, there is no fact that the Company has not disclosed to the Investor and of which any of the Warrantors has Knowledge and that has had or would reasonably be expected to have a Material Adverse Effect upon the financial condition, operating results, assets, customer or supplier relations, employee relations of any Group Company.

4.	Representations and Warranties of the Investor.

The Investor hereby represents and warrants to the Company that:

4.1.	Authorization.

The Investor is duly registered organized, validly existing and in good standing under the Law of its place of incorporation and has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of such Investor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents (including its financial obligation to pay the Subscription Price at the Closing in accordance with Section 2.2(iii) to which it is a party, and the performance of all obligations of such Investor thereunder, has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by such Investor. This Agreement and each of the Transaction Documents are, or when executed and delivered by such Investor shall be, valid and legally binding obligations of such Investor, enforceable against such Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2.	Purchase for Own Account.

The Purchased Shares will be acquired for investment purposes for the Investor’s own account or the account of one or more of the Investor’s Affiliates, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor does not have any present intention of selling, granting any participation in, or otherwise distributing the same.

4.3.	Status of Investor

The Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act, as presently in effect.

4.4.	Restricted Securities.

The Investor understands that the Purchased Shares are characterized as “restricted securities” under U.S. federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Investor understands that the Purchased Shares have not been qualified or registered under the Laws of any other jurisdiction and therefore may be viewed as restricted securities under any or all of such other applicable securities Laws.

4.5.	No Conflicts; Consents

Neither the execution, delivery or performance by the Investor of this Agreement or any other Transaction Document to which it is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) result in a material violation or material breach of, or material default under, any provision of the organizational documents of the Investor or (ii)result in a violation of, or give any Governmental Authority the right to challenge any of the transactions contemplated hereby under, any Law or Government Order or stock exchange rules applicable to the Investor.

4.6.	Actions and Government Orders

(a) To the actual knowledge of the Investor, there is no pending Action and no Person has threatened to commence any Action against the Investor that challenges, or that could have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement or any other Transaction Document in any material respect, and (b) there is no Government Order applicable to the Investor that could have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transaction contemplated by this Agreement or any other Transaction Document in any material respect.

5.	Conditions of the Investor’s Obligations at the Closing.

The obligations of the Investor to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Investor, are subject to the fulfillment on or before the Closing of each of the following conditions:

5.1.	Representations and Warranties.

Each of the representations and warranties of the Warrantors contained in Section 3 hereof shall be true and complete when made and shall be true and complete on and as of the Closing unless notified to the Investor in writing otherwise, and with the same effect as though such representations and warranties had been made on and as of the date of such Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

5.2.	Performance.

Each of the Warrantors shall have performed and complied, in all material respects, with all agreements, obligations and conditions (except for provisions set forth in this Section 5, which shall be fulfilled in accordance with their own terms) contained in the Transaction Documents that are required to be performed or complied with by them, on or before Closing, including without limitation (i) the preparation of resolutions of any potential conflict of interest (including conflicts among the Group Companies, Founders, and owners of individual franchisees, if applicable), and (ii) completion of condition precedents of the Transaction Documents.

5.3.	Authorizations.

All Approvals of any competent Governmental Authority or of any other Person that are required to be obtained by any Warrantor in connection with the consummation of the transactions contemplated by this Agreement (including but not limited to those relating to the lawful issuance of the Purchased Shares) (such Approvals include but not limited to any waivers of rights of first refusal, preemptive rights, put or call rights or other rights triggered by the Transaction Documents, if any) shall have been duly obtained and effective as of the Closing and written evidence of these Approvals shall be provided to the Investor to its reasonable satisfaction.

5.4.	Proceedings and Documents.

All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written approvals, consents or waivers from all of the then current holders of equity interests of each Group Company, if necessary, with respect to this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to the Investor, and the Investor shall have received all such counterpart original or other copies of such documents as it may reasonably request.

5.5.	Execution of the other Transaction Documents.

(i) The Amended and Restated Memorandum and Articles shall have been duly adopted by all necessary action of the Board of Directors and/or the members of the Company and shall have been duly filed with the appropriate authority(ies) of the Cayman Islands, and such adoption shall have become effective at the Closing with no alternation or amendment as of the Closing and (ii) the Deeds of Guarantee, the Amended and Restated Right of First Refusal Agreement, and the Amended and Restated Shareholders Agreement having been duly executed by all parties thereto, other than by the Investor.

5.6.	Closing Certificate.

The Company shall have executed and delivered to the Investor at the Closing a certificate dated as of the Closing (i) stating that the conditions specified in this Section 5 have been fulfilled as of the Closing, and (ii) attaching thereto copies of (1) board and shareholders’ resolutions of the Company and (2) written confirmation from each holder of Series A Preference Shares, Series B Preference Shares, Series C Preference Shares and Series D Preference Shares approving or consenting to the Investor’s subscription for the Purchased Shares, waiving any preemptive rights, right of first refusal or similar rights they might have in respect of the issuance of the Purchased Shares pursuant to the memorandum and articles of association of the Company and other transaction documents between the Company/its shareholders currently in effect or under any applicable Law.

5.7.	Business Conditions

As of the Closing, the business (as conducted), assets (including intangible assets), liabilities, financial condition or results of operations of the Company and other Group Companies shall be substantially consistent with what the Warrantors have represented to the Investor under Section 3 hereof, and shall have experienced no change that, constitutes a Material Adverse Effect or could reasonably be expected to produce a Material Adverse Effect on the Group.

5.8.	Non-Compete Agreement.

The Group Companies shall have entered into an agreement with a non-compete period of at least twenty-four (24) months upon termination of employment with the Group Companies (to the extent permitted by applicable Laws) with each member of the Senior Management Team substantially in the form as attached hereto as Schedule H hereof (the “Non-Compete Agreement”).

5.9.	Due Diligence

The Investor’s business, legal, tax and financial due diligence investigation of the Group Companies shall have been completed to its satisfaction.

5.10.	Legal Opinion

On or prior to Closing, the Investor shall have received an opinion from Cayman legal counsel to the Company in form and substance satisfactory to the Investor.

5.11.	Waiver Letter

The Company shall have obtained a waiver letter issued by the SPD Silicon waiving its rights to enforce certain provisions under (a) the loan agreement entered into between SPD Silicon, iClick Beijing, iClick Shanghai, iClick Shenzhen and certain other party regarding extension of a loan in the principal amount of RMB30,000,000, and (b) the loan agreement entered into between SPD Silicon, iClick (HK) and China Search (HK) regarding extension of the loans in the principal amount of US$4,950,000. SPD Silicon shall effectively waive in such waiver letter its rights, remedy or any penalty it may resort to under the aforesaid loan agreements triggered by the inadvertent breach of the aforesaid loan agreements by the borrowers, which occurred as a result of the Company’s failure to maintain its EBITDA ratio for the third quarter of the fiscal year of 2016.

6.	Conditions of the Company’s Obligations at the Closing.

The obligations of the Company to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Company, are subject to the fulfillment on or before the Closing of each of the following conditions:

6.1.	Representations and Warranties.

Each of the representations and warranties of the Investor contained in Section 4 shall be true and complete in all material aspects when made and on and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete in all material aspects as of such particular date.

6.2.	Performance.

The Investor shall have performed and complied, in all material respects, with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Investor on or before the Closing.

6.3.	Execution of the other Transaction Documents.

Each of the Transaction Documents to which the Investor is a party shall have been duly executed and delivered by the Investor.

7.	Covenants and Other Agreements.

7.1.	Use of proceeds

Unless otherwise approved by the written consent of the Investor, the Company shall be entitled to allocate or otherwise use the net proceeds received from the issuance of the Purchased Shares only for:

(i) general working capital in support of the Group Companies’ future business development;

(ii) costs and expenses in connection with the development and upgrading of Group Companies’ technology platform; and

(iii) equity investment in entities which have a business cooperation relationship with the Group.

Such proceeds shall not be used to repay any indebtedness of any Group Company or any of its Affiliates, to repurchase, redeem or cancel any Equity Securities of any Group Company or to make any payments to any Related Party of any Group Company or any of its Affiliates or for any other purpose not permitted under the foregoing, except otherwise approved by the Investor.

7.2.	Notice of Certain Events.

If at any time before Closing, any Party comes to know any material fact or event which is in any way materially inconsistent with any of the representations and warranties in Section 2.1 hereof or in the Disclosure Schedule that would likely to cause any conditions to the Closing under Section 5 or Section 6 not being satisfied or fulfilled, such Party shall promptly notify the other Party in writing, describing the fact or event in reasonable detail; provided that either Party’s failure to give notice of such fact or event shall not be deemed to be a breach of the covenant contained in this Section 7.2 or be taken into account in determining whether the conditions to Closing set forth in Section 5 and Section 6 have been satisfied.

7.3.	Reservation of Ordinary Shares.

The Company shall at all times keep reserved for issuance and allotment upon conversion of the Purchased Shares such number of the Ordinary Shares of the Company as are from time to time issuable upon conversion of such Purchased Shares and, from time to time, will take all steps necessary to amend its memorandum of articles of association of the Company then in effect to provide sufficient reserves of the Ordinary Shares issuable upon conversion of such Purchased Shares.

7.4.	Preservation of Redemption Right.

(i) At any time prior to the full satisfaction or discharge of the Guaranteed Obligations (as defined in the Deeds of Guarantee), the Company shall, and the Founders shall procure the Company to, ensure that the Deeds of Guarantee shall continue to be in full force and effect at all times.

(ii) The Company shall not, and the Founders shall procure the Company not to, do any of the following without the prior written consent of the Investor: (a) create or incur any obligation that ranks senior to or pari passu with the right to receive payment of the Series E Redemption Price (as defined in the Amended and Restated Memorandum and Articles); (b) other than pursuant to the deeds of guarantees provided by the Guarantors to the Series C Investor and the Series D Investor (each as defined in the Amended and Restated Memorandum and Articles), permit any Guarantor to grant any indemnity or guarantee or similar obligation unless expressly subordinated to the rights of the Investor under the Deeds of Guarantee or grant any security interest over all or any part of the assets or rights of such Guarantor; (c) issue any Series E Preference Shares other than the Purchased Shares, (except for any issuance in connection with any share split, share dividend, combination, or similar transaction of the Company); or (d) issue any Equity Securities that are mandatorily redeemable or redeemable at the option of holder at any time on or prior to the full redemption of the Series E Preference Shares.

7.5.	Compliance with Applicable Laws.

The Company and the Founders shall ensure that each Group Company shall continue to comply in all material respects with any and all applicable Laws.

7.6.	Efforts to Consummate

Each Party shall use best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner possible, including satisfaction (but not waiver) of the conditions to Closing set forth in Sections 5 and 6. Neither Party nor any of its Affiliates or Representatives shall take any action that could reasonably be expected to have the effect of delaying, impairing or impeding the consummation of the Closing.

7.7.	Other PRC related covenants

a)	Within three (3) months after the Closing, or such longer period as the Investor may agree otherwise, the Company and the Founders shall procure Cong Wei and Liu Jiping to file for all the requisite foreign exchange registration with the relevant Governmental Authority, or to transfer their shares to a non-PRC citizen.

b)	As soon as practicable but in no event later than six (6) months after the Closing, the Group shall cause Beijing OptAim to file and register with competent local branch of the SAIC regarding transfers of equity interests of Beijing OptAim to Jiao Jie after which she is holding the fifty one percent (51%) of the equity interests of Beijing OptAim.

c)	As soon as practicable but in no event later than six (6) months after the Closing, the Group shall cause OptAim WFOE, Beijing OptAim and Shanghai OptAim to file and register with competent local branch of the SAIC updating their board constituency showing that the respective board of OptAim WFOE, Beijing OptAim and Shanghai OptAim is comprised of three directors who are Tang Jian and the Founders.

d)	Within six (6) months after the Closing, or such longer period as the Investor may agree otherwise, the pledge over the equity interest of Beijing OptAim held by Tang Jian and Jiao Jie created pursuant to certain amended and restated share pledge agreement entered into by and among OptAim WFOE, Beijing OptAim, Tang Jian and Jiao Jie dated as of July 24, 2015, shall be registered with the competent local branch of the SAIC in favor of OptAim WFOE as the pledgee.

e)	As soon as practicable but in no event later than six (6) months after the Closing, the Group shall cause each relevant Group Company incorporated in PRC to file with competent local branch of the SAIC to change its registered address (as shown on its business license) to conform with the actual place of business where such Group Company operates, and submit its office lease agreement(s) for filing with relevant governmental authorities.

f)	As soon as practicable but in no event later than six (6) months after the Closing, the Group shall cause: (i) Beijing iClick to register its office premise located at 21/F, Pearl River Tower, No. 15, Zhujiang West Road, Tianhe District, Guangzhou City 15 21 as its branch office, and (ii) OptAim WFOE to register its office premise located at Room 3203, No.7, Huacheng Avenue, Tianhe District, Guangzhou City 7 3203 as its branch office with the local branch of the SAIC.

7.8.	IP Covenant

The Group shall own, have sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to, or otherwise have the licences to use all Intellectual Property (including all Company Intellectual Property) necessary and sufficient for the conduct of any business proposed to be conducted by the Group without any conflict with or infringement of the rights of any other Person.

7.9.	Other HK related covenants

a)	As soon as practicable but in no event later than six (6) months after the Closing, the Group shall cause (i) China Search (HK) to file with relevant Hong Kong governmental bureau to register the guaranty provided by China Search (HK) pursuant to certain guarantee agreement dated as of July 28, 2016 securing iClick Beijing’s obligation as the debtor to SPD Silicon as the lender under certain loan agreement, and (ii) DMG HK to file with relevant Hong Kong governmental bureau to register the charge created over the depository certificate of DMG HK pursuant to certain charge agreement dated as of May 20, 2016 securing iClick Beijing’s obligation as the debtor to Bangkok Bank (China) Company Limited as the lender under certain loan agreement.

b)	As soon as practicable after the Closing, China Search (HK) shall renew certain distribution agreement with Baidu (Hong Kong) Limited which has expired on December 31, 2015 , and iClick (HK) shall renew certain APAC Agency Capability Fund Agreement dated as of June 8, 2015 with Google Asia Pacific Pte. Ltd, which has expired prior to the date hereof.

8.	Termination

8.1.	Effective Date; Termination.

This Agreement shall become effective upon execution by all the Parties and shall continue in force until terminated in accordance with Section 8.2.

8.2.	Events of Termination.

This Agreement may be terminated prior to Closing as follows:

(i) by written consent of all the Parties;

(ii) by either the Company or the Investor upon written notice to the other Parties, if the Closing has not occurred on or before December 31, 2016, which date may be extended from time to time by mutual consent of the Parties, provided, that the right to terminate this Agreement under this Section 8.2(ii) shall not be available to the Investor if the failure of the Investor to fulfill, or a breach by the Investor of, any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and shall not be available to the Company or the Founders if the failure of either the Company or the Founders to fulfill, or a breach by either the Company or the Founders of, any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

8.3.	Effect of Termination.

In the event of termination of this Agreement pursuant to Section 8.2, this Agreement (other than the provisions of Section 8 and Section 9, which shall survive such termination) shall then be null and void and have no further force and effect and all other rights and liabilities of the Parties hereunder will terminate without any liability of any Party to any other Party, except for liabilities arising in respect of breaches of this Agreement by any Party prior to such termination. For the avoidance of doubt, notwithstanding any provision to the contrary in this Section 8.3, Section 9.6 and Section 9.7 shall not survive any termination of this Agreement pursuant to Section 8.2.

9.	Miscellaneous.

9.1.	Further Assurances.

Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents, and to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto or thereto.

9.2.	Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of the Investor and the Company, provided that the Investor may assign its rights and obligations (i) to any of its Affiliates who shall have substantially similar financial and business substance to that of the Investor on or before Closing (the “Qualified Affiliates”), and (ii) (following the Closing) to any transferee(s) of the Purchased Shares permitted under the Transaction Documents without consent of the other Parties under this Agreement, and for the avoidance of doubt any assignee of any Party shall continue to be bound by the terms and conditions together with the covenants contained in this Agreement, the Shareholders Agreement, the Amended and Restated Shareholders Agreement, the Right of First Refusal Agreement and the Amended and Restated Right of First Refusal Agreement to which the transferring shareholder was subject prior to such assignment. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.3.	Governing Law.

This Agreement shall be governed by and construed under the Laws of the Hong Kong S.A.R. without regard to the principles of conflicts of law thereof that would apply the laws of another jurisdiction.

9.4.	Dispute Resolution.

(i) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the parties to such Dispute. Such consultation shall begin immediately after any party has delivered written notice to any other party to the Dispute requesting such consultation.

(ii) If the Dispute is not resolved within thirty (30) days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any party to the Dispute with notice to each other party to the Dispute (the “Arbitration Notice”).

(iii) The arbitration shall be conducted in the Hong Kong S.A.R. and shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Section 9.4, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.4 shall prevail.

(iv) The arbitration proceedings shall be conducted in English. There shall be one (1) arbitrator, who shall be qualified to practice law in the Hong Kong S.A.R.

(v) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(vi) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(vii) During the course of the arbitration tribunal’s adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(viii) The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(ix) For the purposes of service and delivery of documents under arbitration, the Parties agree that where any Party is a legal entity incorporated or registered outside of the Hong Kong S.A.R., the physical address in the Hong Kong S.A.R. provided by them for receiving notices as set out under their signatures on the execution page shall be the address at which they shall accept service and receive documents, and delivery to such address shall constitute valid service and delivery to that Party.

9.5.	Notices.

Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 9.5). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

9.6.	Indemnity.

(i) Subject to Section 9.7, each Warrantor hereby agrees to jointly and severally indemnify and hold harmless the Investor, and such Investor’s Affiliates, directors, officers, agents, partners, limited partners, members, employees and assigns (the “Indemnified Parties”), from and against any and all Indemnifiable Losses suffered by such Investor, or such Investor’s Affiliates, directors, officers, agents partners, limited partners, members, employees and assigns, directly or indirectly, as a result of, or based upon or arising from (a) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by any Warrantor or any Group Company in or pursuant to this Agreement or any other Transaction Document, and (b) any Tax Liability of any Group Company arising out of any failure, by any Warrantor to comply with Circular 698 and Announcement 7 with respect to payment of Taxes or statutory withholding obligation for indirect transfer of equity interest in PRC incorporated company pursuant to Circular 698 and Announcement 7.

(ii) Any Party seeking indemnification with respect to any Indemnifiable Loss shall give written notice to the party required to provide indemnity hereunder (the “Indemnifying Party”).

(iii) Any Indemnifiable Losses must be brought to the Indemnifying Party within twenty-four (24) months from the date of the Closing, failing which, the Indemnity under this Agreement becomes null and void.

(iv) If an Indemnified Party seeks indemnification under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall upon the written request of the Indemnified Party (the “Indemnity Notice”), have the right to assume the defense of such Third Party Claim (at its option and at its own expense, with counsel reasonably acceptable to Indemnified Party) by written notice to the Indemnified Party within fifteen (15) days of its receipt of the Indemnity Notice; provided, however, that the Indemnified Party may participate in any such defense with its own counsel at its own expense. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. To the extent the Indemnifying Party elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnifying Party, and control the defense of such proceeding; it being understood and agreed that if the Indemnifying Party fails to notify the Indemnified Party within fifteen (15) days after receipt of any Indemnity Notice that the Indemnifying Party elects to assume such defense, or if the Indemnifying Party elects to assume such defense but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to control such defense at the cost and expense of the Indemnifying Party. Furthermore, if the Indemnified Party has reasonably concluded that there is a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall bear the reasonable costs and expenses of one counsel to the Indemnified Party in connection with such defense. In addition, an Indemnified Party shall have the right to control the defense of any Third Party Claim at the expense of the Indemnifying Party if the claim seeks an injunction or other equitable relief (excluding damages at law) or involves allegations of criminal conduct or could otherwise materially adversely affect the Group. Assumption by the Indemnified Party of control of any such defense, compromise, or settlement shall not be deemed a waiver of its right to indemnification hereunder. Neither the Indemnifying Party nor the Indemnified Party may settle any such Third Party Claim without the consent of the other, such consent not to be unreasonably withheld or delayed.

(v) The rights contained in this Section 9.6 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation. In addition, each of the Indemnified Parties (other than the Investor) is intended to be, and is hereby expressly made, a third party beneficiary of each Warrantor’s obligations contained in this Section 9.6.

9.7.	Limitations and Other Matters Relating to Indemnification.

Other than in relation to a claim arising from fraud or willful misconduct on the part of an Indemnifying Party, (i) the aggregate liability of the Warrantors in respect of all and any claims pursuant to, or in connection with, this Agreement shall in no event exceed an amount equal to 100% of the Subscription Price to the extent actually paid by the Investor to the Company immediately prior to its issuance of such Indemnification Notice (the “Indemnification Cap”).

9.8.	Confidentiality.

(i) Each Party undertakes to the other Parties that it shall not reveal, and that it shall procure that its Representatives who are in receipt of any Confidential Information do not reveal, to any third party any Confidential Information without the prior written consent of the other Parties or use any Confidential Information in such manner that is detrimental to the Company or the concerned Party, as the case may be. The term “Confidential Information” as used in this Section 9.8 means, (a) the terms of this Agreement and the terms of any of the other Transaction Documents, and (b) the identities of the Parties and their respective Affiliates.

(ii) The provisions of this Section 9.8 shall not apply to: (a) disclosure by the Company or Investor to those of its Representatives or Affiliates or their respective investors or internal investment committees who need to know such Confidential Information for the purpose of evaluating the Investor’s investment in the Company, provided that such Representative or Affiliate (1) is subject to obligations of confidentiality similar to those to which the Investor is subject under this Agreement or (2) is otherwise under a binding professional obligation of confidentiality; (b) disclosure by a Party to the extent required under applicable Law, provided that the disclosing Party shall (1) give reasonable prior notice to the other Parties; (2) consult with the other Parties and provide a reasonable opportunity for the other Parties to review and comment on the proposed disclosure; and (3) if requested by the other Parties, exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; (c) disclosure by the Investor to its Affiliates and their respective investors (including prospective limited partners in fund raising activities) and internal investment committees (provided that the recipient is subject to obligations of confidentiality similar to those to which the Investor is subject under this Agreement); or (d) (following the Closing) disclosure by the Investor to any transferee(s) or proposed transferee(s) of the Purchased Shares and their Representatives, provided that such Person (1) is subject to obligations of confidentiality similar to those to which the Investor is subject under this Agreement, or (2) is otherwise under a binding professional obligation of confidentiality. The receiving Party agrees that it is responsible to the Party whose Confidential Information is disclosed for any action or failure to act that would constitute a breach or violation of any of the terms of this Section 9.8 by any of its Representatives or Affiliates or their respective investors or internal investment committees.

9.9.	Publicity.

Except as required by Law, by any Governmental Authority or otherwise agreed by all the Parties, no publicity release or public announcement shall be made by any Party in connection with this Agreement or any transaction contemplated hereunder or concerning the relationship or involvement of the Parties. Any Party required by Law or by any Governmental Authority to make such a publicity release or public announcement shall, to the extent reasonably practicable in the circumstances, provide in advance a draft to the other Parties to review, and take into account all reasonable requests of such other Parties concerning the form and content of such release or announcement.

9.10.	Rights Cumulative.

Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

9.11.	Fees and Expenses.

Each Party shall bear its own expenses in connection with the preparation and negotiation of this Agreement and the other Transaction Documents or (except as otherwise provided herein) in connection with its performance under this Agreement and the other Transaction Documents or the consummation of the transactions contemplated thereby, including all fees and expenses of such Party’s agents, representatives, financial and legal advisors and accountants.

9.12.	Severability.

In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

9.13.	Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each Party. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each of the Parties hereto.

9.14.	No Waiver.

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

9.15.	Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

9.16.	No Presumption.

The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

9.17.	Headings and Subtitles; Interpretation.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”; (viii) all references to dollars or to “US$” are to currency of the United States of America (and shall be deemed to include reference to the equivalent amount in other currencies); and (ix) all references to any agreement, document or instrument are to such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms.

9.18.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

9.19.	Entire Agreement.

This Agreement and the other Transaction Documents, together with all exhibits and schedules hereto, constitute the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matter hereof and thereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year herein above first written.

COMPANY:

OPTIMIX MEDIA ASIA LIMITED

By:	/s/ Sammy Hsieh
Print Name: Sammy Hsieh
Title: CEO

Address:

[Signature Page to SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year herein above first written.

FOUNDERS:

HSIEH, WING HONG SAMMY

By:	/s/ Wing Hong Sammy Hsieh
ID NUMBER: K096776(9)

       Address: Flat 23, 16/F, Block 1, Fontana Gardens, Ka Ning Path, Causeway Bay, Hong Kong

Email: sammy.hsieh@i-click.com

NG, YAU PING RICKY

By:	/s/ Yau Ping Ricky Ng
ID NUMBER: V029871(9)

       Address: C2, 13/F, San Po Kong Mansion, San Po Kong, Kowloon, Hong Kong

Email: ricky.ng@i-click.com

[Signature Page to SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year herein above first written.

INVESTOR:

Shenwan Hongyuan Goldspring Fund I

By:	/s/ Juan Zheng
Print Name: Zheng Juan
Title: Director

       Address: Unit B&C, 24/F, United Centre, 95 Queensway, Admiralty, Hong Kong

[Signature Page to SHARE SUBSCRIPTION AGREEMENT]

SCHEDULE A

[RESERVED]

SCHEDULE A

SCHEDULE B-1

PARTICULARS OF GROUP COMPANIES

Schedule of Group Companies

Name of Company	Registered Address	Incorporation Date	Company No.	Place of Incorporation	Director(s)	Authorised shares	Issued Shares	Subsidiaries	Shareholders
Optimix Media Asia Limited (Hong Kong)	Unit 1508, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong	March 25, 2009	1325044	Hong Kong	1 Hsieh, Wing Hong Sammy; 2. Ng Yau Ping	11,000 ordinary shares of HK$1 each	11,000

1. Tetris Media Limited (100%)

2. iClick Interactive Asia Limited (100%)

3. Digital Marketing Group Limited

(100%)

4. iClick Interactive (Singapore) Pte. Ltd. (100%)

5. Performance

Media Group

Limited (100%)

									Optimix Media Asia Limited (Cayman)

iClick Interactive Asia Limited	Unit 1508, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong	December 17, 2008	1294990	Hong Kong	Hsieh, Wing Hong Sammy	10,000 ordinary shares of HK$1 each	10,000	iClick Interactive Asia Limited Taiwan Branch	Optimix Media Asia Limited (Hong Kong)

Digital Marketing Group Limited	Unit 1507-08, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong	October 25, 2006	1082945	Hong Kong	1. Hsieh, Wing Hong Sammy 2. Ng Yau Ping	10,000 ordinary shares of HK$1 each	10,000	iClick Interactive (Beijing) Advertisement Co., Ltd. (100%)	Optimix Media Asia Limited (Hong Kong)

SCHEDULE B-1

Name of Company	Registered Address	Incorporation Date	Company No.	Place of Incorporation	Director(s)	Authorised shares	Issued Shares	Subsidiaries	Shareholders
Tetris Media Limited	Unit 1110-11, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong	July 23, 2007	1152087	Hong Kong	1. Hsieh, Wing Hong Sammy 2. Ng Yau Ping	10,000 ordinary shares of HK$1 each	10,000	Tetris Media (Shanghai) Co. Ltd. (100%)	Optimix Media Asia Limited (Hong Kong)

Diablo Holdings Corporation	ABM Corporate Services Limited, ABM Chambers, PO Box 2283, Road Town, Tortola VG1110, British Virgin Islands	August 19, 2010	1601463	BVI	Hsieh, Wing Hong Sammy	50,000 ordinary shares of US$1 each	1	Harmattan Capital Holdings Corporation (100%) i-Click Interactive Taiwan Limited (through trust agreement) (100%)	Optimix Media Asia Limited (Cayman)

Harmattan Capital Holdings Corporation	ABM Corporate Services Limited, ABM Chambers, PO Box 2283, Road Town, Tortola VG1110, British Virgin Islands	August 19, 2010	1601602	BVI	Hsieh, Wing Hong Sammy	50,000 ordinary shares of US$1 each	200	China Search Asia Limited (100%)	Diablo Holdings Corporation (100%)

China Search (Asia) Limited	31st Floor, Prosperity Millennia Plaza, 663 King’s Road, North Point, Hong Kong	September 17, 2010	1506578	Hong Kong	Hsieh, Wing Hong Sammy	1 ordinary share of HK$1 each	1	Search Asia Technology (SZ) Ltd (100%)	Harmattan Capital Holdings Corporation

SCHEDULE B-1

Name of Company	Registered Address	Incorporation Date	Company No.	Place of Incorporation	Director(s)	Authorised shares	Issued Shares	Subsidiaries	Shareholders
iClick Interactive (Singapore) Pte. Ltd.	809 French Road, #05-102 Kitchener Complex, Singapore (200809)	January 24, 2011	2011021 23M	Singapore	1. Hsieh, Wing Hong Sammy 2. Goh Soo Chao	50,000 ordinary shares of SGD1 each	50,000	Nil	Optimix Media Asia Limited (Hong Kong)

iClick Interactive Asia Limited Taiwan Branch	(104)	April 9, 2015	1040105 1470	Taipei, Taiwan	Hsieh, Wing Hong Sammy	NTD 500,000	NTD 500,000	Nil	iClick Interactive Asia Limited (Hong Kong)

iClick Interactive (Beijing) Advertisement Co., Ltd.	Room 806, Floor 7, Block 237, Chaoyang North Road, Chaoyang, Beijing, China, 100123	January 25, 2011	9111010 5563603 77XH	The People’s Republic of China	Ng Yau Ping	RMB90,000, 000	RMB90,00 0,000	Nil	Digital Marketing Group Limited

Search Asia Technology (SZ) Ltd	Room 206, Floor 2, Honglong Central Square, Guiyuan Road, Luohu, Shenzhen, Guangdong, China, 518001	January 30, 2011	4403015 0339322 7	The People’s Republic of China	Hsieh, Wing Hong Sammy	RMB1,000,0 00	RMB1,000, 000	Nil	China Search (Asia) Limited

SCHEDULE B-1

Name of Company	Registered Address	Incorporation Date	Company No.	Place of Incorporation	Director(s)	Authorised shares	Issued Shares	Subsidiaries	Shareholders
Performance Media Group Limited	31st Floor, Prosperity Millennia Plaza, 663 King’s Road, North Point, Hong Kong	January 21, 2013	1854204	Hong Kong	1. Optimix Media Asia Limited (Hong Kong) 2. Wong Pi Yan	1 ordinary share of HK$1 each	1	Nil	Optimix Media Asia Limited (Hong Kong)

Tetris Media (Shanghai) Co. Ltd.	Room108, Block 4, 925 Ye Cheng Lu Jia Ding Qu, Shanghai, China, 201821	July 5, 2013	9131000 0071239 4735	The People’s Republic of China	Ng Yau Ping	USD2,000,0 00	USD2,000, 000	Nil	Tetris Media Limited

i-Click Interactive Taiwan Limited	Unit 1508, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong	May 23, 2011	1605453	Hong Kong	Hsieh, Wing Hong Sammy	10,000 ordinary shares of HK$1 each	1	i-Click Interactive Taiwan Limited – Taiwan Branch (100%)	Diablo Holdings Corporation (through trust agreement) (100%)

i-Click Interactive Taiwan Limited Taiwan Branch		7 September, 2011	5301731 0	Taipei, Taiwan	1. Hsieh, Wing Hong Sammy 2. Chang, Hsi- Ning	NTD350,000	NTD350,0 00	Nil	i-Click Interactive Taiwan Limited

SCHEDULE B-1

Name of Company	Registered Address	Incorporation Date	Company No.	Place of Incorporation	Director(s)	Authorised shares	Issued Shares	Subsidiaries	Shareholders
Buzzinate Company Limited	15th Floor, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong	25 March, 2009	1323609	Hong Kong	1. Lee Yan Shu 2. John B. Chen 3. Hsieh Wing Hong Sammy 4. Wong Pi Yan 5. Jiao Jie	15,600,000 ordinary shares of HK$1 each and 20,786,667 ordinary shares of USD 0.09621552 each	36,386,667	1. 2.	Optimix Media Asia Limited (Cayman) (100%)

	Room 103/05, Block 1, No. 498, GuoShouJing Rd, Pudong, Shanghai, P.R.C.	15 July, 2009	3101154 0025377 5	The People’s Republic of China	1. Lee Yan Shu 2. John B. Chen 3. Wang Hau Wei	RMB16,200, 000	RMB16,20 0,000	Nil	Buzzinate Company Limited (100%)

	8F, No. 37, Section 4, Muzha Rd, 116, Taipei City, Taiwan	9 February, 2010	6915765 6-9	Taipei, Taiwan	1. Lee Yan Shu 2. John B. Chen 3. Wang Hau Wei	NTD500,000	NTD500,0 00	Nil	Buzzinate Company Limited (100%)

SCHEDULE B-1

Name of Company	Registered Address	Incorporation Date	Company No.	Place of Incorporation	Director(s)	Authorised shares	Issued Shares	Subsidiaries	Shareholders
OptAim Ltd.	P.O. Box 2075, George Town, Grand Cayman KY1-1105, Cayman Islands	22 July, 2014	MS- 290063	The Cayman Islands	1. Tang, Jian 2. Ng, Yau Ping 3. Hsieh, Wing Hong Sammy	250,000,000 ordinary shares of US$0.0002 each	98,911,990 ordinary shares	OptAim (HK) Limited	Optimix Media Asia Limited (Cayman)

OptAim (HK) Limited	Flat/RM 806, Tower II, 8/F, Cheung Sha Wan Plaza, 833 Cheung Sha Wan Road, Kowloon, Hong Kong	30 July, 2014	2126575	Hong Kong	1.Tang, Jian 2. Ng, Yau Ping 3. Hsieh, Wing Hong Sammy	1 ordinary shares of HK$1 each	1		OptAim Ltd. (Cayman)

	Room 2-9D, Block 3, No. 48 Zhichun Road I, Haidian, Beijing	4 Nov, 2014	9111010 8396035 604T	The People’s Republic of China	1. Tang, Jian 2. Ng, Yau Ping 3. Hsieh, Wing Hong Sammy	USD 1,400,000	USD 1,400,000		OptAim (HK) Limited

	Room 2-18B, Block 3, No. 48 Zhichun Road I, Haidian, Beijing	7 Sep, 2012	9111010 8053601 4758	The People’s Republic of China	1. Tang, Jian 2. Ng, Yau Ping 3. Hsieh, Wing Hong Sammy	RMB 1,000,000	RMB 1,000,000

SCHEDULE B-1

Name of Company	Registered Address	Incorporation Date	Company No.	Place of Incorporation	Director(s)	Authorised shares	Issued Shares	Subsidiaries	Shareholders
	Room CB1109, Floor 1, No. 1755 Hongmei South Road, Minhang, Shanghai	25 Sep, 2014	3101120 0142629 4	The People’s Republic of China	1. Tang, Jian 2. Ng, Yau Ping 3. Hsieh, Wing Hong Sammy	RMB 1,000,000	RMB 1,000,000	Nil

SCHEDULE B-1

SCHEDULE B-2

SENIOR MANAGEMENT TEAM

Mr. Hsieh, Wing Hong Sammy

Mr. Ng, Yau Ping

Wong Pi Yan, Selina

Robert Tran

Tang Jian

Lee Yanshu

TANG Min

SCHEDULE B-2

SCHEDULE C

DISCLOSURE SCHEDULE

SCHEDULE C

SCHEDULE D

FORM OF AMENDED AND RESTATED MEMORANDUM AND ARTICLES

SCHEDULE D

SCHEDULE E

FORM OF AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AGREEMENT

SCHEDULE E

SCHEDULE F

FORM OF AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

SCHEDULE F

SCHEDULE G

FORM OF DEEDS OF GUARANTEE

SCHEDULE G

SCHEDULE H

FORM OF NON-COMPETE AGREEMENT

SCHEDULE H

SCHEDULE I

FORM OF KEY MANAGEMENT EMPLOYMENT AGREEMENT

SCHEDULE I